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                                  Exhibit 99.1

                                SURETY AGREEMENT

     SURETY AGREEMENT dated as of the 2nd day of November, 2006 (the
"Agreement").

     WHEREAS, pursuant to the provisions of the By-Laws of Sedona Corporation (the "By- Laws"), a Pennsylvania corporation having its principal offices at 1003 West 9th Avenue Second Floor King of Prussia, PA 19406, King of Prussia, Pennsylvania (the "Company"), has agreed to indemnify the Directors of the Company (the "Directors") from and against liabilities incurred and arising from the Directors' service as a Director of the Company, except as otherwise set forth in the By-Laws; and

     WHEREAS, the Company has secured a policy of directors and officers liability insurance covering among others, the Directors, which coverage is evidenced by Policy No.00DA 0220442-05 issued by Twin City Fire Insurance (the "Policy"). A copy of the Policy is attached hereto as Exhibit "A"; and

     WHEREAS, the Policy provides for retention by the Company (the "Retention Requirement") of $250,000.00 for securities claims and $150,000.00 for any non-securities claims, which retention sums are payable by the Company; and

     WHEREAS, David R. Vey, an individual with an address of 11822 Justice Avenue, Suite B-6, Baton Rouge, LA 70186 (the "Surety") has agreed to serve as a surety for payment of sums payable as a result of the Retention Requirement;

     NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agrees as follows:

          1. SURETY AGREEMENT. The Surety hereby binds himself to pay on behalf of the Company, to the Directors sums payable as a result of the Retention Requirement, not to exceed $250,000.00, if and to the extent that: (a) a claim is made against a Director or Directors, which claim is insured under the Policy, and (b) the Company is required to pay all or a portion of such claim because of the Retention Requirement and (c) the Company has failed to make the Retention Payment for more than ten(10) days after written demand.

          2. PAYMENT. The Surety agrees to pay the sums owed pursuant to this Agreement within thirty (30) days after receipt of a written notice from the Company or any affected Director that such sums are due.

          3. TERM. The term of this Surety Agreement shall commence upon the date set forth above and shall continue until the expiration or termination of the Policy on October 27, 2007. In the event that the Policy is renewed upon substantially the same terms and conditions as set forth in the Policy, the Surety's obligations will continue until the expiration or termination of the renewal Policy which shall in no event terminate on or before October 28th, 2008.

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          4. SURETY AND WAIVER. This surety is absolute and without regard to the regularity, validity or enforceability of any liability or obligation, and the Directors may, at their option, proceed directly and at once, without notice against the Surety to collect and recover the full amount of the liability hereunder or any portion thereof, without proceeding against the Company or any other person. The Surety hereby waives presentment, demand, protest, and notice of any kind, including but not limited to notice of acceptance, protest, non-payment, non-performance or non-observance.

          5. REPRESENTATIONS AND WARRANTIES. The Surety represents and warrants that he has full power and authority to execute, deliver and perform this surety.

          6. INSOLVENCY AND BANKRUPTCY. The liability of the Surety hereunder shall continue notwithstanding the liquidation, insolvency or bankruptcy of the Company. The failure by the Directors to file or enforce a claim against the estate (either an administration, bankruptcy, or other proceeding) of the Surety or the Company, or of any other person shall not affect the Surety's liability hereunder, nor shall the Surety be released from liability if recovery from the Company or any other person becomes barred by any statute of limitation or is otherwise prevented. The Surety waives and agrees not to assert or take advantage of the defense of the statute of limitations in any action hereunder or for the collection of any credit hereby granted.

          7. AMENDMENTS. Neither this Agreement nor any term or provision hereof, may be changed, waived or discharged or terminated orally, except by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

          8. BINDING EFFECT. This Agreement shall inure to the benefit of the Directors and their respective next of kin, legatees, administrators, executors, legal representatives, nominees, successors and permitted assigns and shall be binding upon the Surety, his heirs, nominees, successors and permitted assigns.

          9. CAPTIONS. The captions to the sections of this Agreement are for the convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or any party thereof, nor in any other way affect this Agreement or any part thereof.

          10. PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof, to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          11. INTEGRATION: TERMINOLOGY. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection


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therewith. All of the terms and provisions used in this Agreement shall be deemed and construed to include any other number, singular or plural, or any other gender, masculine, feminine or neuter, as the context or sense of this Agreement may require, unless specifically stated otherwise.

          12. GOVERNING LAW. This Agreement and the rights of all parties hereunder shall be construed in accordance with the laws of the State of Pennsylvania.

          13. ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs and permitted assigns. The rights of the Directors under this Agreement may not be assigned.

          14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be considered an original and all of which, when taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, each party has executed this Agreement or a counterpart hereof as of the day first written above.


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                                        David R. Vey


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